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                                                                    Exhibit 11.1

                            MICROFIELD GRAPHICS, INC.

                        CALCULATION OF NET LOSS PER SHARE

                                                      TWELVE MONTHS ENDED
                                                 ---------------------------
                                                 DECEMBER 28,    DECEMBER 30,
                                                      1996          1995
                                                 -------------  ------------

Actual weighted average
shares outstanding for
the period                                         3,176,660      2,414,887

Dilutive common stock
options and warrants
using the treasury stock
method                                                --             21,895
                                                   ----------     ----------

Total shares used in per
share calculations                                 3,176,660      2,436,782
                                                   ----------     ----------
                                                   ----------     ----------


Net loss                                        $ (2,599,146)  $ (1,303,747)
                                                   ----------     ----------
                                                   ----------     ----------

Net loss per share                              $      (0.82)  $      (0.54)
                                                   ----------     ----------
                                                   ----------     ----------


Note: Preferred stock and common equivalent shares issued during the 12-month period prior to the Company's initial public offering are included in the calculations as if they were outstanding through the date of the initial public offering, even though anti-dilutive, pursuant to Staff Accounting Bulletin No. 83.